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PRICING SUPPLEMENT NO. 1 DATED November 14, 2003                                                                      Rule 424(b)(3)
(To the Prospectus Dated August 28,1997, and the Prospectus Supplement dated September 11, 1997)                  File No. 333-33851
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                        AIR PRODUCTS AND CHEMICALS, INC.
                           MEDIUM-TERM NOTES, SERIES G
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
                                FIXED-RATE NOTES
                                  -------------

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Trade Date:  November 14, 2003          Original Issue Date:  November 19, 2003     Maturity Date:  December 1, 2010
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Interest Rate:  4 1/8%

Principal Amount:  $125,000,000

Face Amount:  $125,000,000

Issue Price:  99.721%

Net Proceeds to Issuer:  $124,151,250

Specified Currency:  U. S. dollars          Exchange Rate Agent:  not applicable
(If other than U.S. dollars, see attached)

Interest Payment Dates: each June 1st and December 1st beginning June 1, 2004 Record Dates: May 15 and November 15

Agent's Commission:  .400%

Agent:   Banc One Capital Markets, Inc.                   $62,500,000
         ABN AMRO Incorporated                            $15,625,000
         Deutsche Bank Securities Inc.                    $15,625,000
         HSBC Securities (USA) Inc.                       $15,625,000
         Bank of Tokyo-Mitsubishi International plc       $15,625,000

Global Note:       X Yes       |_|No       Form: X Book-Entry  |_|  Certificated

Depositary:  DTC

Redemption:  Check box opposite applicable sentence.
         |_|  The Notes cannot be redeemed prior to maturity.
          X   The Notes may be redeemed prior to maturity.
         Terms of Redemption:  See below.

OPTIONAL REDEMPTION

Each of the notes will be redeemable as a whole or in part, at the Company's option, at any time, at a redemption price equal to the greater of:

o    100% of the principal amount of such notes and
o the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 10 basis points, plus in either case accrued interest on the notes to the date of redemption.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.



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"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

"Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

"Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

"Reference Treasury Dealer" means each of Banc One Capital Markets, Inc. and three other primary U.S. Government securities dealers selected by the Company (each a "Primary Treasury Dealer") and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall replace that former dealer with another Primary Treasury Dealer.

The Company will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the notes to be redeemed.



Repayment:  Check the box opposite applicable sentence.
          X The Notes cannot be repaid prior to maturity.
         |_|The Notes may be repaid prior to maturity.
         Terms of Repayment: